Exhibit 10.38

CONVERTIBLE PROMISSORY NOTE

$25,000,000.00	January 12, 2005 (the “Issue Date”)
Novato, California

SECTION 1. Principal Repayment. BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), having an address at 105 Digital Drive, Novato, California 94949, for value received, hereby promises to pay to Medicis Pharmaceutical Corporation, a Delaware corporation (the “Holder”), having an address at 8125 N. Hayden Road, Scottsdale, Arizona 85258, on the earlier to occur of: (a) the Option Closing Date (as defined in the Securities Purchase Agreement dated as of May 18, 2004, by and among the Company, BioMarin Pediatrics Inc., the Holder and Medicis Pediatrics, Inc. (formerly known as Ascent Pediatrics, Inc.), as amended, supplemented or otherwise modified from time to time in accordance therewith (the “Securities Purchase Agreement”); and (b) August 17, 2009 (such date being referred to hereinafter as the “Maturity Date”), in lawful money of the United States of America, in immediately available funds, the lesser of (1) the principal amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) or (2) an amount constituting the aggregate principal amount of all Advances (as defined below) outstanding hereunder on the Maturity Date, in each case, plus any accrued and unpaid interest due thereon as hereinafter provided. Such Advances shall be endorsed from time to time by the Holder on the Schedule of Advances attached hereto, provided, however, that the failure of the Holder to make any such recordation shall not affect the obligations of the Company to make a payment when due of any amount owing under this Note. For purposes of clarity, this Note is not a revolver and thus, no more than an aggregate principal amount of $25,000,000 may be borrowed under this note irregardless of whether any portion of the $25,000,000 amount is then-currently outstanding or has been repaid. This Convertible Promissory Note (this “Note”) has been issued pursuant to that certain Settlement Agreement and Mutual Release dated as of January 12, 2005 by and among the Company, BioMarin Pediatrics Inc., a Delaware corporation and wholly-owned subsidiary of the Company, the Holder and Medicis Pediatrics, Inc., a Delaware corporation (formerly known as Ascent Pediatrics, Inc.) and a wholly-owned subsidiary of the Holder.

SECTION 2. Advances. Subject to the terms hereof, the Holder shall, from time to time after July 1, 2005, make advances (collectively, the “Advances” and each an “Advance”) of funds available hereunder to the Company. Holder shall not have any obligation to make any Advance to Company under this Note from and after the earliest of the following to occur:

(a) the date on which the Company enters into a contract or agreement to effectuate a Change in Control (as defined herein) of the Company;

(b) the date of consummation of a Change in Control of Company;

(c) the Company fails to pay any principal of or interest on any Advance (including scheduled interest payments, mandatory prepayments or the payment due at maturity), when such principal or interest becomes due and such failure to pay has not been cured within five (5) days after the date such payment is due;

(d) a proceeding shall have been instituted in a court of competent jurisdiction in respect of the Company seeking (i) an involuntary or voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Company for any substantial part of its property, or (iii) the winding-up or liquidation of the Company’s affairs; provided that with respect to any such proceeding, case or appointment that is instituted without the application or consent of the Company, such proceeding, case or appointment shall have continued undismissed or unstayed and in effect for a period of 30 or more days;

(e) the Company admits in writing its inability to pay its debts as they mature; or

(f) the Maturity Date.

The Company shall give the Holder written notice (each, an “Advance Notice”) requesting an Advance, which shall specify the amount of such Advance and the date that the Company desires to receive such Advance, which date shall be not less than four (4) business days after the date of delivery of such Advance Notice to the Holder. Upon receipt of any Advance Notice, the Holder shall make the Advance to the Company as described therein on the date set forth therein in accordance herewith. Notwithstanding any term or provision of this Note to the contrary, the Holder shall not be required to make an Advance hereunder if the amount of such Advance together with the aggregate principal amount of all Advances then outstanding pursuant to this Note exceeds $25,000,000.00.

SECTION 3. Payments. The Company promises to pay interest on the outstanding principal amount of each Advance from the date such Advance is made until payment in full of the principal amount thereof in accordance herewith, which interest shall accrue at the per annum rate equal to the sum of (a) the Three-Month LIBOR plus (b) 1%. “Three -Month LIBOR” shall mean, as of the date of any determination thereof, the interest rate then most recently published in the “Money Rates” section of The Wall Street Journal as the three-month London Interbank Offered Rate. The initial Three-Month LIBOR shall be determined on the date the first Advance is made and thereafter the Three-Month LIBOR shall be adjusted on the first day of the calendar quarter with respect to which such interest accrues in accordance with the immediately preceding sentence. Interest shall be due and payable quarterly in arrears not later than the tenth day (each such date, an “Interest Payment Date”) of the calendar quarter immediately following the calendar quarter during which such interest has accrued and shall be calculated on the basis of a 365 day year for the actual number of days elapsed. The initial Interest Payment Date shall be the tenth day of the calendar quarter immediately following the calendar quarter in which the first Advance is made. On the Maturity Date, all outstanding principal and accrued and unpaid interest are due and payable.

Notwithstanding any other provision of this Note, interest on the indebtedness contemplated by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of such indebtedness or otherwise, shall the interest contracted for, charged or received by the Holder exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing or pertaining to the indebtedness contemplated hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing or pertaining to the indebtedness contemplated hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law: (a) characterize any non–principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law; and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

SECTION 4. Acceleration Upon a Change in Control. Notwithstanding Section 1 hereof, if the Company fails to pay any principal of or interest on any Advance (including scheduled interest payments, mandatory prepayments or the payment due at maturity), when such principal or interest becomes due and such failure to pay has not been cured within five (5) days after the date such payment is due, the aggregate principal amount of all outstanding Advances plus accrued but unpaid interest thereon shall become due and payable at the option of Holder, in its sole discretion. Notwithstanding Section 1 hereof, the aggregate principal amount of all outstanding Advances plus accrued but unpaid interest thereon shall be immediately due and payable upon any of the following to occur:

(a) a Change in Control of the Company. As used herein:

“Change in Control” of the Company shall be deemed to have occurred at such time as:

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the total voting power of all classes of the Company’s capital stock entitled to vote generally in the election of directors (the “Voting Stock”); or

(ii) the Company consolidates with, or merges with or into, another person or entity (a “Person”) or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that “beneficially owned,” directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction, “beneficially own,” immediately after such transaction directly or indirectly, shares of the voting stock representing not less than a majority of the total voting power of all outstanding classes of Voting Stock of the continuing or surviving corporation; or

(iii) the sale of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including Rule 13d-5(b)(1) under the Exchange Act); or

(b) a proceeding shall have been instituted in a court of competent jurisdiction in respect of the Company seeking (i) an involuntary or voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Company for any substantial part of its property, or (iii) the winding-up or liquidation of the Company’s affairs; provided that with respect to any such proceeding, case or appointment that is instituted without the application or consent of the Company, such proceeding, case or appointment shall have continued undismissed or unstayed and in effect for a period of 30 or more days.

SECTION 5. Prepayment. The principal amount of any Advance or Advances may be prepaid, in whole or in part, at any time without penalty, together with the interest thereon accrued through the date of such prepayment; provided, however, no prepayment shall be made without at least fifteen (15) days’ prior written notice of such prepayment to the Holder (a “Prepayment Notice”). Partial prepayments shall be credited first against the interest accrued, but unpaid to the date of prepayment on all Advances and thereafter against the principal balance of any Advance or Advances as the Company shall select.

SECTION 6. Conversion.

(a) The Holder shall have the right on any Conversion Date (as defined below) to convert the unpaid principal amount of each Advance then outstanding into fully paid and nonassessable shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”) at the Conversion Price (as defined below) per share applicable to such Advance. As used herein, “Conversion Date” shall mean any of the following: (i) the Maturity Date, (ii) the date of consummation of any Change in Control of the Company (and immediately preceding the consummation of such Change in Control), or (iii) the date of prepayment of any Advance on the date set forth therefor in the Prepayment Notice with respect thereto. As used herein, the “Conversion Price” per share of Common Stock applicable to any Advance shall mean an amount equal to the average closing sales price per share of the Common Stock over the twenty (20) trading days immediately preceding the date such Advance is made. It is anticipated that each Advance will have a different Conversion Price.

(b) To exercise the conversion right described in this Section 6, the Holder must deliver written notice of its intention to such effect, specifying the amount of the Advance or Advances to be so converted, delivered to the Company not later than ten (10) days prior to the Conversion Date giving rise to such right of conversion. The conversion of the unpaid principal amount or any portion thereof of any outstanding Advance may only be effected in increments of not less than One Hundred Thousand Dollars ($100,000) or the total unpaid principal amount of any outstanding Advance, and thereupon the amount of principal owed under such Advance shall be reduced by an amount equal to the Conversion Price applicable to such Advance, multiplied by the number of shares of Common Stock issued upon such conversion. The Company shall not be obligated to issue any fractional share in connection with the conversion of any Advance hereunder. If in connection with the conversion of any Advance hereunder a fraction of a share of Common Stock would be issuable but for the immediately preceding sentence, then the Company will pay the Holder the cash value of such fractional share, based upon the Conversion Price per share applicable to such Advance.

(c) The Company shall at all times reserve and keep available for issuance upon the conversion of the principal amount of Advances under this Note such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion in full of the aggregate principal amount of the Advances outstanding from time to time.

(d) If the Company at any time or from time to time after the date the first Advance is made effects a subdivision of the outstanding Common Stock, the Conversion Price per Advance then in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock heretofore receivable upon the conversion of the unpaid principal balance of such Advance shall be proportionately increased. If the Company at any time or from time to time after the date the first Advance is made combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price per Advance then in effect immediately before that combination shall be proportionately increased and the number of shares of Common Stock heretofore receivable upon the conversion of the unpaid principal balance of such Advance shall be proportionately decreased. Each adjustment under this Section 6(d) shall become effective at the close of business on the day the subdivision or combination, as the case may be, becomes effective.

SECTION 7. Miscellaneous.

(a) This Note shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in New York, New York in the Borough of Manhattan. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York in the Borough of Manhattan (and each appellate court located in the State of New York) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in New York, New York in the Borough of Manhattan shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York in the Borough of Manhattan, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Neither the Company nor the Holder may assign its rights or delegate any of its obligations under this Note (or any part thereof); provided, however, that if the Company or the Holder or any of their respective successors (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Holder, as the case may be, shall assume the obligations set forth in this Note.

(d) All notices and other communications provided for hereunder shall be in writing and shall be sent to the Company’s or the Holder’s respective addresses as specified in the first paragraph hereof, or to such other address as the Company or the Holder, respectively, may designate. All such notices and other communications shall be deemed properly delivered, given and received (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested) from the United States, upon the earlier of actual delivery or three business days after being mailed, (c) if sent by overnight delivery by a recognized overnight delivery service for overnight delivery, upon the earlier of actual delivery or one business day after being sent, or (d) if given by facsimile, upon confirmation of transmission by facsimile (or, if such confirmation does not occur during normal business hours on a business day, then on the next business day).

(e) All amendments to this Note, and any waiver or consent of the Holder, must be in writing and signed by the Holder and the Company.

(f) The Company hereby waives diligence, presentment, protest, demand, notice of intent to accelerate, notice of acceleration and notice of every kind other than notices expressly provided herein or by the Settlement Agreement, the Securities Purchase Agreement or required by applicable law.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Note effective as of the date first above written.

BIOMARIN PHARMACEUTICAL INC., a Delaware corporation

By:	/s/ Jeffrey H. Cooper
Name:	Jeffrey H. Cooper
Title:	Vice President Controller/ Chief Financial Officer

Schedule of Advances

Date	Amount of Advance	Conversion Price	Amount of Principal Paid or Repaid	Unpaid Principal Balance	Notation Made by